Exhibit 6

Appendix III

Form of the Akumin Share Charge

PLEDGE AGREEMENT

This Agreement is made on 2022.

TO:	Haitong International Products & Solutions Limited (the “Creditor”), a limited liability company incorporated in the British Virgin Islands with its registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

RECITALS:

A. Everwin Enterprise (Hong Kong) Limited, a limited liability company duly incorporated and existing under the laws of Hong Kong with its registered address at 1/F, CMA Building, 64-66 Connaught Road, Central, Hong Kong and Mr. Huang Qisen (together, the “Debtors”) and the Creditor are parties to a deed of settlement dated as of the date hereof (as amended, supplemented, restated or replaced from time to time, the “Deed”).

B.	Thaihot Investment Company Limited, an exempted company incorporated in the Cayman Islands with Limited Liability with its registered address at Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands (the “Pledgor”) entered into a limited recourse guarantee dated the date hereof in favour of the Creditor (as amended, supplemented, restated or replaced from time to time, the “Limited Recourse Guarantee”) pursuant to which the Pledgor guaranteed the obligations of the Debtors under the Deed in favour of the Creditor.

C. To secure the payment and performance of the Secured Liabilities, the Pledgor has agreed to grant to the Creditor the Security Interests with respect to the Collateral in accordance with the terms of this Agreement.

For good and valuable consideration, the receipt and adequacy of which are acknowledged by the

Pledgor, the Pledgor agrees with and in favour of the Creditor as follows:

1. Definitions. In this Agreement capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Deed, and the following terms have the following meanings:

“Agreement” means this agreement, including the Schedules and recitals to this agreement, as it or they may be amended, supplemented, restated or replaced from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and not to any particular section or other portion of this Agreement.

“Call Option Agreement” means the call option agreement dated on or about the date hereof between Thaihot Investment Company Limited, as shareholder and Haitong International Products & Solutions Limited, as option holder, as amended, restated, supplemented, or otherwise modified from time to time.

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“Collateral” means:

(a)	the Pledged Property;

(b)	all certificates and instruments evidencing or representing the Pledged Property, if any;

(c)	all interest, dividends and distributions (whether in cash, kind or stock) received or receivable upon or with respect to any of the Pledged Property and all moneys or other property payable or paid on account of any return or repayment of capital with respect to any of the Pledged Property or otherwise distributed with respect thereto or which will in any way be charged to, or payable or paid out of, the capital of any Pledged Issuer on account of any such Pledged Property;

(d)	the Securities Account, all investment property from time to time held in or credited to the Securities Account and any credit balance of funds and cash from time to time standing to the credit of the Securities Account, together with all claims, rights, privileges, authority and powers of the Pledgor relating to such account, investment property and funds;

(e)	all proceeds and products of paragraph (d) above, all books and records relating to the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for, and profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guarantee payable to the Pledgor from time to time with respect to any of the foregoing (together with the collateral described in paragraph (d) above, the “Securities Account Collateral”).

(f)	all other property that may at any time be received or receivable by or otherwise distributed to the Pledgor with respect to, or in substitution for, or in exchange or replacement for, any of the foregoing; and

(g)	all Proceeds of any of the foregoing.

“Event of Default” means the occurrence of any of the following events or conditions:

(a)	the Pledgor does not pay any of the Secured Liabilities when due;

(b)	the Pledgor does not observe or perform any of the Pledgor’s obligations under this Agreement; and

(c)	each “Event(s) of Default”, as such term is defined in the Deed.

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“Governmental Authority” means the government of Canada, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements.

“Issuer” has the meaning given to that term in the STA.

“Laws” means all federal, provincial, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority binding on or affecting the Person referred to in the context in which such word is used (including, in the case of tax matters, any accepted practice or application or official interpretation of any relevant taxation authority); and “Law” means any one or more of the foregoing.

“Lien” means, (a) with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothec (whether movable or immovable), hypothecation, encumbrance, charge, security interest, royalty interest, adverse claim, defect to title or right of set off in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset, (c) any purchase option, call or similar right of a third party with respect to such asset, (d) any netting arrangement, defeasance arrangement or reciprocal fee arrangement, and (e) any other arrangement having the effect of providing security.

“Organizational Documents” means, with respect to any Person, such Person’s articles or other charter documents, by-laws, unanimous shareholder agreement, partnership agreement or trust agreement, as applicable, and any and all other similar agreements, documents and instruments relative to such Person.

“Person” includes any natural person, corporation, company, limited liability company, unlimited liability company, trust, joint venture, association, incorporated organization, partnership, Governmental Authority or other entity.

“Pledged Issuer” means, at any time, any Person which is an Issuer of, or with respect to, any

Pledged Shares at such time.

“Pledged Property” means all assets, property and undertaking described in Schedule A, as such schedule may be updated from time to time by the parties hereto.

“Pledged Shares” means the Securities described in Schedule A, as such schedule may be updated from time to time by the parties hereto.

“PPSA” means the Personal Property Security Act (Ontario), as such legislation may be amended, renamed or replaced from time to time, and includes all regulations from time to time made under such legislation.

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“Proceeds” has the meaning given to it in the PPSA.

“Release Date” means the date on which all the Secured Liabilities have been indefeasibly paid and discharged in full and the Pledgor has no further obligations to the Creditor under the Limited Recourse Guarantee pursuant to which further Secured Liabilities might arise.

“Secured Liabilities” means all present and future indebtedness, liabilities and obligations of any and every kind, nature and description (whether direct or indirect, joint or several, absolute or contingent, matured or unmatured) of the Pledgor to the Creditor under, in connection with or with respect to the Limited Recourse Guarantee, and any unpaid balance thereof.

“Security” has the meaning given to it in the PPSA.

“Security Interests” means the Liens created by the Pledgor in favour of the Creditor under this Agreement.

“Securities Account” means the securities account (if any) described in Schedule A to this Agreement.

“Securities Account Collateral” is as defined in the definition of “Collateral” above.

“Securities Intermediary” means TSX Trust Company and any other securities intermediary, from time to time, that maintains any securities account (including, without limitation, the Securities Account) in which any Collateral is maintained.

“STA” means the Securities Transfer Act, 2006 (Ontario), as such legislation may be amended, renamed or replaced from time to time, and includes all regulations from time to time made under such legislation.

“Voting or Equity Securities” means (a) any “security” (as defined under applicable Canadian securities laws), other than a bond, debenture, note or similar instrument representing indebtedness (whether secured or unsecured), of an issuer carrying a voting right either under all circumstances or under some circumstances that have occurred and are continuing or (b) a security of an issuer that carries a residual right to participate in the earnings of the issuer and, on liquidation or winding up of the issuer, in its assets.

2. Grant of Security Interests. As general and continuing collateral security for the due payment and performance of the Secured Liabilities, the Pledgor hereby grants, assigns, transfers, pledges, hypothecates, mortgages, sets over and charges to the Creditor, and hereby grants a continuing security interest in favour of the Creditor in and to, all of its right, title and interest in and to the Collateral.

3. Securities Account. For the purpose of this Agreement, the Securities Account shall be a "securities account" as such term is defined in the PPSA and the STA. All property credited to the Securities Account and all investment property and financial assets relating to, maintained in or credited to the Securities Account (including, without limitation, all credit balances and cash), all proceeds, dividends or payments relating thereto or arising therefrom, and all rights of the Pledgor against the Securities Intermediary are "financial assets" for the purposes of the PPSA and the STA and shall be included in the definition of Collateral for the purposes of this Agreement.

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4. Attachment; No Obligation to Advance. The Pledgor confirms that value has been given by the Creditor to the Pledgor, that the Pledgor has rights in the Collateral existing at the date of this Agreement and that the Pledgor and the Creditor have not agreed to postpone the time for attachment of the Security Interests to any of the Collateral. The Security Interests shall have effect and be deemed to be effective whether or not the Secured Liabilities or any part thereof are owing or in existence before or after or upon the date of this Agreement. Neither the execution and delivery of this Agreement nor the provision of any financial accommodation by the Creditor shall oblige the Creditor to make any financial accommodation or further financial accommodation available to the Pledgor or any other Person.

5. Representations and Warranties. The Pledgor represents and warrants to the Creditor that, as of the date of this Agreement:

(a)	Pledgor Information. All of the information set out in Schedule A is accurate and complete.

(b)	Title; No Other Security Interests. The Pledgor is the sole, direct, legal and beneficial owner of, and has good marketable title to the Collateral free and clear of any mortgages, charges, hypothecs, pledges, trusts, Liens, security interests, adverse claims and other claims except for the security interests created by this Agreement and, with respect only to the Securities Account Collateral, a security interest in favour of the Securities Intermediary, provided that such security interest has been duly subordinated to the security interest created by this Agreement or is expressly permitted under the terms of a securities account control agreement among the Pledgor, the Creditor and the Securities Intermediary. The Pledgor is the record and beneficial owner of the Pledged Shares. No security agreement, financing statement or other notice with respect to any or all of the Collateral is on file or on record in any public office.

(c)	Authority. The Pledgor has full power and authority to grant to the Creditor the Security Interests and to execute, deliver and perform its obligations under this Agreement, and such execution, delivery and performance does not contravene any of the Pledgor’s Organizational Documents or any agreement, instrument or restriction to which the Pledgor is a party or by which the Pledgor or any of the Collateral is bound.

(d)	No Violation. The execution and delivery of this Agreement by the Pledgor and the performance by the Pledgor of its obligations hereunder, will not violate any provision of any applicable law or regulation or any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, applicable to the Pledgor or any of its property, or the constating or Organizational Documents of the Pledgor or any agreement or instrument to which the Pledgor is party or by which it or its property is bound.

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(e)	Consents and Transfer Restrictions.

(i)	Except for any consent that has been obtained and is in full force and effect, no consent of any Person is required, or is purported to be required, for the execution, delivery, performance and enforcement of this Agreement. For the purposes of complying with any transfer restrictions contained in the Organizational Documents of any Pledged Issuer, the Pledgor hereby irrevocably consents to any transfer of the Pledged Shares of such Pledged Issuer.

(ii)	(A) No order ceasing or suspending trading in, or prohibiting the transfer of the Pledged Shares has been issued and no proceedings for this purpose have been instituted, nor does the Pledgor have any reason to believe that any such proceedings are pending, contemplated or threatened and (B) the Pledged Shares are not subject to any escrow or other agreement, arrangement, commitment or understanding, prohibiting the transfer of the Pledged Shares, including pursuant to applicable Canadian securities laws or the rules, regulations or policies of any marketplace on which the Pledged Shares are listed, posted or traded.

(f)	Valid Security Interest. The pledge of the Collateral under this Agreement creates a valid security interest in the Collateral, securing the payment and performance when due of the Secured Liabilities.

(g)	Execution and Delivery. This Agreement has been duly authorized, executed and delivered by the Pledgor and is a valid and binding obligation of the Pledgor enforceable against the Pledgor in accordance with its terms, subject only to bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar Laws generally affecting the enforcement of creditors’ rights, and to the fact that equitable remedies (such as specific performance and injunction) are discretionary remedies.

(h)	Due Authorization. The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.

(i)	Control. The Pledgor has taken all action required on its part for control (as defined in the PPSA and the STA) to have been obtained by the Creditor over all Collateral with respect to which such control may be obtained under the PPSA. No Person other than the Creditor has control or possession of all or any part of the Collateral and the Pledgor has not entered into any control agreement with any party with respect to the Securities Account or the Securities Account Collateral (other than with respect to the security interests created by this Agreement) and is not aware of the existence of any such control agreement.

(j)	Freely Tradeable on Nasdaq: The Pledges Shares are freely tradeable on the Nasdaq stock exchange.

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(k)	Warrants, Options, etc. Other than the Call Option Agreement, there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Shares.

(l)	No Required Disposition. Other than the Call Option Agreement, there is no existing agreement, option, right or privilege capable of becoming an agreement or option pursuant to which the Pledgor would be required to sell, redeem or otherwise dispose of any Pledged Shares or under which any Pledged Issuer has any obligation to issue any Securities of such Pledged Issuer to any Person.

6. Survival of Representations and Warranties. All representations and warranties made by the Pledgor in this Agreement (a) are material, (b) shall be considered to have been relied on by the Creditor, (c) shall be deemed to be continuously made until such time as this Agreement is terminated and (d) shall survive the execution and delivery of this Agreement or any investigation made at any time by or on behalf of the Creditor and any disposition or payment of the Secured Liabilities until the Release Date.

7. Covenants. The Pledgor covenants and agrees with the Creditor that:

(a)	Title and Security Interest. The Pledgor shall, at its own cost and expense, defend title to the Collateral and the security interests of the Creditor therein against the claim of any Person claiming against or through the Pledgor and shall maintain and preserve such security interests as perfected security interests for so long as this Agreement shall remain in effect

(b)	No Sale or Encumbrances. Before this Pledge Agreement becomes effective and the successful registration of this Pledge Agreement (if required under Laws of the Province of Ontario ) and until the Release Date, the Pledgor agrees that it will not sell, offer to sell, dispose of, convey, assign, pledge, hypothecate, or otherwise transfer, grant any option with respect to, restrict, or grant, create, permit or suffer to exist any mortgage, pledge, lien, security interest, option, right of first offer, right of first refusal, encumbrance or other restriction or limitation of any nature whatsoever on, any of the Collateral or any interest therein except as expressly provided for herein or with the prior written consent of the Creditor.

(c)	Further Documentation. The Pledgor shall from time to time, at its own expense, promptly and duly authorize, execute and deliver such further instruments and documents, and take such further action, as the Creditor may request for the purpose of obtaining or preserving the full benefits of, and the rights and powers granted by, this Agreement (including the filing of any financing statements or financing change statements under any applicable legislation with respect to the Security Interests). The Pledgor acknowledges that this Agreement has been prepared based on the existing Laws in the Province of Ontario and that a change in such Laws, or the Laws of other jurisdictions, may require the execution and delivery of different forms of security documentation. Accordingly, the Pledgor agrees that the Creditor shall have the right to require that this Agreement be amended, supplemented, restated or replaced, and that the Pledgor shall immediately on request by the Creditor authorize, execute and deliver any such amendment, supplement, restatement or replacement (i) to reflect any changes in such Laws, whether arising as a result of statutory amendments, court decisions or otherwise, (ii) to facilitate the creation and registration of appropriate security in all appropriate jurisdictions, or (iii) if the Pledgor merges or amalgamates with any other Person or enters into any corporate reorganization, in each case in order to confer on the Creditor Liens similar to, and having the same effect as, the Security Interests.

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(d)	Control.

(i)	The Pledgor shall, within 14 days of the execution of this Agreement, either (A) deliver security certificates representing the securities which form part of the Collateral, and execute and deliver powers of attorney in blank in form and substance satisfactory to the Creditor with respect to such securities; or (B) cause the Securities Intermediary to enter into a securities account control agreement with the Creditor and the Pledgor with respect to the securities which form part of the Securities Account Collateral in a form and substance satisfactory to the Creditor, and deliver the said securities account control agreement to the Creditor.

(ii)	Without limiting the foregoing, the Pledgor shall, upon demand by the Creditor, cause all of the Collateral to be transferred to the Creditor or its nominee and cause all certificates issued in respect of the Collateral to be registered in the name of the Creditor or the name of its nominee and delivered to the Creditor, and cause the Creditor to be named as the entitlement holder in respect of any securities that now, or in the future, form part of the Securities Account Collateral.

(e)	Limitations on Other Liens. The Pledgor shall not create, incur or permit to exist, and shall defend the Collateral against, and shall take such other action as is necessary to remove, any and all Liens in and other claims affecting the Collateral, and the Pledgor shall defend the right, title and interest of the Creditor in and to the Collateral against the claims and demands of all Persons. The Pledgor shall not take or permit the taking of any action which may result in the rights attaching to any Pledged Shares being altered and/or that may jeopardize the interest of the Creditor.

(f)	Limitations on Dispositions of Collateral. The Pledgor shall not, without the Creditor’s prior written consent, sell or otherwise dispose of any of the Collateral.

(g)	Pledged Certificated Securities. Without prejudice to Section 7(d) above, the Pledgor shall deliver to the Creditor any and all Pledged Security Certificates and other materials as may be required from time to time to provide the Creditor with control over all Pledged Certificated Securities in the manner provided under section 23 of the STA. For greater certainty, the Pledgor has agreed to certificate any Collateral that currently constitutes Uncertificated Securities and deliver to the Creditor such security certificate(s) representing the Pledged Property, together with share transfer power(s) of attorney in blank with respect thereto, as soon as possible but in any event within 30 days of the date hereof.

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(h)	Notices. The Pledgor shall advise the Creditor promptly, in reasonable detail, of:

(i)	any change in the location of the jurisdiction of organization of the Pledgor;

(ii)	any change in the name of the Pledgor;

(iii)	any merger, consolidation or amalgamation of the Pledgor with any other Person;

(iv)	any Lien on, or claim asserted against, any of the Collateral;

(v)	the issuance of any order ceasing or suspending trading in, or prohibiting the transfer of any Pledged Shares or the institution of proceedings for such purpose, or if the Pledgor has any reason to believe that any such proceedings are pending, contemplated or threatened; or

(vi)	any occurrence of any event, claim or occurrence that could reasonably be expected to have a material adverse effect on the value of the Collateral or on the Security Interests.

The Pledgor shall not effect or permit any of the changes referred to in clauses (i) through (iii) above unless all filings have been made and all other actions taken that are required in order for the Creditor to continue at all times following such change to have a valid and perfected first priority Security Interest with respect to all of the Collateral.

8. Voting Rights. Unless an Event of Default has occurred and is continuing, the Pledgor shall be entitled to exercise all voting power from time to time exercisable with respect to the Pledged Shares and give consents, waivers and ratifications with respect thereto; provided, however, that no vote shall be cast or consent, waiver or ratification given or action taken which would be, or would have a reasonable likelihood of being, prejudicial to the interests of the Creditor or which would have the effect of reducing the value of the Collateral as security for the Secured Liabilities or imposing any restriction on the transferability of any of the Collateral. Unless an Event of Default has occurred and is continuing, the Creditor shall, from time to time at the request and expense of the Pledgor, execute or cause to be executed, with respect to all Pledged Shares that are registered in the name of the Creditor or its nominee, valid proxies appointing the Pledgor as its (or its nominee’s) proxy to attend, vote and act for and on behalf of the Creditor or such nominee, as the case may be, at any and all meetings of the applicable Pledged Issuer’s shareholders or debt holders, all Pledged Shares that are registered in the name of the Creditor or such nominee, as the case may be, and to execute and deliver, consent to or approve or disapprove of or withhold consent to any resolutions in writing of shareholders or debt holders of the applicable Pledged Issuer for and on behalf of the Creditor or such nominee, as the case may be. Immediately upon the occurrence and during the continuance of any Event of Default, all such rights of the Pledgor to vote and give consents, waivers and ratifications shall cease and the Creditor or its nominee shall be entitled to exercise all such voting rights and to give all such consents, waivers and ratifications.

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9. Dividends; Interest. Unless an Event of Default has occurred and is continuing, the Pledgor shall be entitled to receive any and all cash dividends, interest, principal payments and other forms of cash distribution on the Pledged Shares which it is otherwise entitled to receive, but any and all stock and/or liquidating dividends, distributions of property, returns of capital or other distributions made on or with respect to the Pledged Shares, whether resulting from a subdivision, combination or reclassification of the outstanding capital stock of any Pledged Issuer or received in exchange for the Pledged Shares or any part thereof or as a result of any amalgamation, merger, consolidation, acquisition or other exchange of property to which any Pledged Issuer may be a party or otherwise, and any and all cash and other property received in exchange for any Pledged Shares shall be and become part of the Collateral subject to the Security Interests and, if received by the Pledgor, shall forthwith be delivered to the Creditor or its nominee (accompanied, if appropriate, by proper instruments of assignment and/or stock powers of attorney executed by the Pledgor in accordance with the Creditor’s instructions) to be held subject to the terms of this Agreement; and if any of the Pledged Shares have been registered in the name of the Creditor or its nominee, the Creditor shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such dividend orders and other instruments as the Pledgor may request for the purpose of enabling the Pledgor to receive the dividends, distributions or other payments which the Pledgor is authorized to receive and retain pursuant to this Section. If an Event of Default has occurred and is continuing, all rights of the Pledgor pursuant to this Section shall cease and the Creditor shall have the sole and exclusive right and authority to receive and retain the cash dividends, interest, principal payments and other forms of cash distribution which the Pledgor would otherwise be authorized to retain pursuant to this Section. Any money and other property paid over to or received by the Creditor pursuant to the provisions of this Section shall be retained by the Creditor as additional Collateral hereunder and be applied in accordance with the provisions of this Agreement.

10. Rights on Event of Default. If an Event of Default has occurred and is continuing, then and in every such case all of the Secured Liabilities shall, at the option of the Creditor, become immediately due and payable and the Security Interests shall become enforceable and the Creditor, in addition to any rights now or hereafter existing under applicable Law may, personally or by agent, at such time or times as the Creditor in its discretion may determine, do any one or more of the following:

(a)	Rights under PPSA, etc. Exercise all of the rights and remedies granted to secured parties under the PPSA, the STA, and any other applicable statute, or otherwise available to the Creditor by contract, at law or in equity.

(b)	Dispose of Collateral. Realize on any or all of the Collateral and sell, lease, assign, give options to purchase, or otherwise dispose of and deliver any or all of the Collateral (or contract to do any of the above), in one or more parcels at any public or private sale, at any exchange, broker’s board or office of the Creditor or elsewhere, with or without advertising or other formality, except as required by applicable Law, on such terms and conditions as the Creditor may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery.

(c)	Court-Approved Disposition of Collateral. Obtain from any court of competent jurisdiction an order for the sale or foreclosure of any or all of the Collateral.

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(d)	Purchase by Creditor. At any public sale, and to the extent permitted by Law on any private sale, bid for and purchase any or all of the Collateral offered for sale and, upon compliance with the terms of such sale, hold, retain, sell or otherwise dispose of such Collateral without any further accountability to the Pledgor or any other Person with respect to such holding, retention, sale or other disposition, except as required by Law. In any such sale to the Creditor, the Creditor may, for the purpose of making payment for all or any part of the Collateral so purchased, use any claim for any or all of the Secured Liabilities then due and payable to it as a credit against the purchase price.

(e)	Transfer of Collateral. Transfer any Pledged Shares into the name of the Creditor or its nominee.

(f)	Voting. Vote any or all of the Pledged Shares (whether or not transferred to the Creditor or its nominee) and give or withhold all consents, waivers and ratifications with respect thereto and otherwise act with respect thereto as though it were the outright owner thereof.

(g)	Exercise Other Rights. Exercise any and all rights, privileges, entitlements and options pertaining to any Pledged Shares as if the Creditor were the absolute owner of such Pledged Shares.

(h)	Appointment of Receiver. Appoint and remove, by instrument in writing, from time to time, any person or persons to be receiver (which term as used in this Agreement includes a receiver and manager) or agent of all or any part of the Collateral or to apply to a court of competent jurisdiction for the appointment of a receiver.

The Creditor may exercise any or all of the foregoing rights and remedies without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except as required by applicable Law) to or on the Pledgor or any other Person, and the Pledgor hereby waives each such demand, presentment, protest, advertisement and notice to the extent permitted by applicable Law. None of the above rights or remedies shall be exclusive of or dependent on or merge in any other right or remedy, and one or more of such rights and remedies may be exercised independently or in combination from time to time. The Pledgor acknowledges and agrees that any action taken by the Creditor hereunder following the occurrence and during the continuance of an Event of Default shall not be rendered invalid or ineffective as a result of the curing of the Event of Default on which such action was based.

11. Receiver’s Powers.

(a)	Any receiver appointed by the Creditor is vested with the rights and remedies which could have been exercised by the Creditor in respect of the Pledgor or the Collateral and such other powers and discretions as are granted in the instrument of appointment and any supplemental instruments. The identity of the receiver, its replacement and its remuneration are within the sole and unfettered discretion of the Creditor.

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(b)	Any receiver appointed by the Creditor will act as agent for the Creditor for the purposes of taking possession of the Collateral, but otherwise and for all other purposes (except as provided below), as agent for the Pledgor. The receiver may sell, transfer, deliver or otherwise dispose of Collateral as agent for the Pledgor or as agent for the Creditor as the Creditor may determine in its discretion. The Pledgor agrees to ratify and confirm all actions of the receiver acting as agent for the Pledgor, and to release and indemnify the receiver in respect of all such actions.

(c)	The Creditor, in appointing or refraining from appointing any receiver, does not incur liability to the receiver, the Pledgor or otherwise and is not responsible for any misconduct or negligence of such receiver.

12. Realization Standards. To the extent that applicable Law imposes duties on the Creditor to exercise remedies in a commercially reasonable manner and without prejudice to the ability of the Creditor to dispose of the Collateral in any such manner, the Pledgor acknowledges and agrees that it is not commercially unreasonable for the Creditor to (or not to) (a) to the extent deemed appropriate by the Creditor, obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Creditor in the collection or disposition of any of the Collateral, (b) dispose of Collateral in whole or in part, (c) dispose of Collateral to a customer of the Creditor, and (d) establish an upset or reserve bid price with respect to Collateral.

13. Securities Laws. The Creditor is authorized, in connection with any offer or sale of any Pledged Shares, to comply with any limitation or restriction as it may be advised by counsel is necessary to comply with applicable Law, including compliance with procedures that may restrict the number of prospective bidders and purchasers, requiring that prospective bidders and purchasers have certain qualifications, and restricting prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account or investment and not with a view to the distribution or resale of such Securities. In addition to and without limiting Section 10, the Pledgor further agrees that compliance with any such limitation or restriction shall not result in a sale being considered or deemed not to have been made in a commercially reasonable manner, and the Creditor shall not be liable or accountable to the Pledgor for any discount allowed by reason of the fact that such Pledged Shares are sold in compliance with any such limitation or restriction. If the Creditor chooses to exercise its right to sell any or all Pledged Shares, upon written request, the Pledgor shall cause each applicable Pledged Issuer to furnish to the Creditor all such information as the Creditor may request in order to determine the number of shares and other instruments included in the Collateral which may be sold by the Creditor in exempt transactions under any Laws governing securities, and the rules and regulations of any applicable securities regulatory body thereunder, as the same are from time to time in effect.

14. Application of Proceeds. All Proceeds of Collateral received by the Creditor may be applied to discharge or satisfy any expenses (including expenses of enforcing the Creditor’s rights under this Agreement and all costs, charges and expenses incurred and payments made by the Creditor or any receiver and of all remuneration due to the receiver in connection with this Agreement or the Collateral), Liens on the Collateral in favour of Persons other than the Creditor, borrowings, taxes and other outgoings affecting the Collateral or which are considered advisable by the Creditor to protect, preserve, repair, process, maintain or enhance the Collateral or prepare it for sale or other disposition, or to keep in good standing any Liens on the Collateral ranking in priority to any of the Security Interests, or to sell or otherwise dispose of the Collateral. The balance of such Proceeds may, at the sole discretion of the Creditor, be held as collateral security for the Secured Liabilities or be applied to such of the Secured Liabilities (whether or not the same are due and payable) in such manner and at such times as the Creditor considers appropriate and thereafter shall be accounted for as required by Law.

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15. Creditor’s Appointment as Attorney-in-Fact. Effective upon the occurrence and during the continuance of an Event of Default, the Pledgor irrevocably constitutes and appoints the Creditor and any officer or agent of the Creditor, with full power of substitution, as the Pledgor’s true and lawful attorney-in-fact with full power and authority in the place of the Pledgor and in the name of the Pledgor or in its own name, from time to time in the Creditor’s discretion, to provide instructions or entitlement orders to the Securities Intermediary, and to delegate its powers and for any delegate to sub-delegate the same, to take any and all appropriate action and to execute any and all documents and instruments as, in the opinion of such attorney, may be necessary or desirable to accomplish the purposes of this Agreement (but the Creditor shall not be obligated to and shall have no liability to the Pledgor or any third party for failure to do so or take any action). Without limiting the effect of this Section, the Pledgor grants the Creditor an irrevocable proxy to vote the Pledged Shares and to exercise all other rights, powers, privileges and remedies to which a holder thereof would be entitled (including giving or withholding written consents of shareholders, calling special meetings of shareholders and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Shares on the books and records of a Pledged Issuer), upon the occurrence of an Event of Default. These powers are coupled with an interest and are irrevocable until the Release Date. Nothing in this Section affects the right of the Creditor as secured party or any other Person on the Creditor’s behalf, to sign and file or deliver (as applicable) all such financing statements, financing change statements, notices, verification statements and other documents relating to the Collateral and this Agreement as the Creditor or such other Person considers appropriate. The Pledgor hereby ratifies and confirms, and agrees to ratify and confirm, whatever lawful acts the Creditor or any of the Creditor’s sub-agents, nominees or attorneys do or purport to do in exercise of the power of attorney granted to the Creditor pursuant to this Section.

16. Performance by Creditor of Pledgor’s Obligations. If the Pledgor fails to perform or comply with any of the obligations under this Agreement, the Creditor may, but need not, perform or otherwise cause the performance or compliance of such obligation, provided that such performance or compliance shall not constitute a waiver, remedy or satisfaction of such failure. The expenses of the Creditor incurred in connection with any such performance or compliance shall be payable by the Pledgor to the Creditor immediately on demand, and until paid, any such expenses shall form part of the Secured Liabilities and shall be secured by the Security Interest.

17. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

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18. Rights of Creditor; Limitations on Creditor’s Obligations.

(a)	Limitations on Creditor’s Liability. The Creditor shall not be liable to the Pledgor or any other Person for any failure or delay in exercising any of the rights of the Pledgor under this Agreement (including any failure to take possession of, collect, sell, lease or otherwise dispose of any Collateral, or to preserve rights against prior parties). Neither the Creditor nor any agent of the Creditor (including, in Alberta or British Columbia, any sheriff) is required to take, or shall have any liability for any failure to take or delay in taking, any steps necessary or advisable to preserve rights against other Persons under any Collateral in its possession. Neither the Creditor nor any agent of the Creditor shall be liable for any, and the Pledgor shall bear the full risk of all, loss or damage to any and all of the Collateral (including any Collateral in the possession of the Creditor or any agent of the Creditor) caused for any reason other than the gross negligence or wilful misconduct of the Creditor or such agent of the Creditor.

(b)	Use of Agents. The Creditor may perform any of its rights or duties under this Agreement by or through agents and is entitled to retain counsel and to act in reliance on the advice of such counsel concerning all matters pertaining to its rights and duties under this Agreement.

19. Dealings by Creditor. The Creditor may grant extensions of time and other indulgences, take and give up security, accept compositions, grant releases and discharges and otherwise deal with the Pledgor and any other Person, and with any or all of the Collateral, and with other security and sureties, as the Creditor may see fit, all without prejudice to the Secured Liabilities or to the rights and remedies of the Creditor under this Agreement. The powers conferred on the Creditor under this Agreement are solely to protect the interests of the Creditor in the Collateral and shall not impose any duty upon the Creditor to exercise any such powers.

20. Communication. Any notice or other communication required or permitted to be given under this Agreement will be made in accordance with the terms of the Limited Recourse Guarantee.

21. Release of Information. The Pledgor authorizes the Creditor to provide a copy of this Agreement and such other information as may be requested of the Creditor (i) to the extent necessary to enforce the Creditor’s rights, remedies and entitlements under this Agreement, (ii) to any assignee or prospective assignee of all or any part of the Secured Liabilities, and (iii) as required by applicable Law.

22. Indemnity. The Pledgor hereby agrees to indemnify and hold harmless the Creditor and each officer, director, employee, contractor and advisor of the Creditor (each such Person being called an "Indemnified Party") from any losses, damages, liabilities, claims and related expenses (including the fees and expenses of legal counsel), incurred by the Indemnified Party or asserted against any Indemnified Party by any Person (including the Pledgor or any other Loan Party) other than such Indemnified Party and its officers, directors, employees, contractors and advisors arising out of, in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement) or any failure of any Secured Liabilities to be the legal, valid, and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms, whether brought by a third party or by the Pledgor or any other Loan Party, and regardless of whether any Indemnified Party is a party thereto; provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnified Party or (ii) result from a claim brought by the Pledgor or any other Loan Party against an Indemnified Party for breach in bad faith of such Indemnified Party's obligations hereunder or under any other Loan Document, if such Pledgor or such Loan Party has obtained a final and non- appealable judgment in its favour on such claim as determined by a court of competent jurisdiction.

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23. Release of Pledgor. Upon the written request of the Pledgor given at any time on or after the Release Date, the Creditor shall, at the expense of the Pledgor, release the Pledgor and the Collateral from the Security Interests. Upon such release, and at the request and expense of the Pledgor, the Creditor shall execute and deliver to the Pledgor such releases and discharges as the Pledgor may reasonably request.

24. Additional Security. This Agreement is in addition to, and not in substitution of, any and all other security previously or concurrently delivered by the Pledgor or any other Person to the Creditor, all of which other security shall remain in full force and effect.

25. Alteration or Waiver. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Creditor, except with respect to Schedule A hereto which may be supplemented from time to time by the parties hereto. The Creditor shall not, by any act or delay, be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Creditor, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Creditor of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Creditor would otherwise have on any future occasion. Neither the taking of any judgment nor the exercise of any power of seizure or sale shall extinguish the liability of the Pledgor to pay the Secured Liabilities, nor shall the same operate as a merger of any covenant contained in this Agreement or of any other liability, nor shall the acceptance of any payment or other security constitute or create any novation.

26. Amalgamation. If the Pledgor is a corporation, the Pledgor acknowledges that if it amalgamates or merges with any other corporation or corporations, then (i) the Collateral and the Security Interests shall extend to and include all the property and assets of the amalgamated corporation and to any property or assets of the amalgamated corporation thereafter owned or acquired, (ii) the term “Pledgor”, where used in this Agreement, shall extend to and include the amalgamated corporation, and (iii) the term “Secured Liabilities”, where used in this Agreement, shall extend to and include the Secured Liabilities of the amalgamated corporation.

27. Governing Law; Attornment. This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal laws of Canada applicable therein. Without prejudice to the ability of the Creditor to enforce this Agreement in any other proper jurisdiction, the Pledgor irrevocably submits and attorns to the non-exclusive jurisdiction of the courts of such province. To the extent permitted by applicable Law, the Pledgor irrevocably waives any objection (including any claim of inconvenient forum) that it may now or hereafter have to the venue of any legal proceeding arising out of or relating to this Agreement in the courts of such Province.

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28. Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “or” is disjunctive; the word “and” is conjunctive. The word “shall” is mandatory; the word “may” is permissive. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set out herein), (b) any reference herein to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Sections and Schedules shall be construed to refer to Sections and Schedules to, this Agreement, Section headings are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. Any reference in this Agreement to a permitted lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Security Interest to any permitted lien.

29. Successors and Assigns. This Agreement shall enure to the benefit of, and be binding on, the Pledgor and its successors and permitted assigns, and shall enure to the benefit of, and be binding on, the Creditor and its successors and assigns. The Creditor may assign, or otherwise transfer all or any portion of its rights and obligations under this Agreement and any security relating to this Agreement to any other Person without the consent of the Pledgor. The Pledgor shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Creditor.

30. Acknowledgment of Receipt/Waiver. The Pledgor acknowledges receipt of an executed copy of this Agreement and, to the extent permitted by applicable Law, waives the right to receive a copy of any financing statement or financing change statement registered in connection with this Agreement or any verification statement issued with respect to any such financing statement or financing change statement.

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31. Paramountcy. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Deed then, notwithstanding anything contained in this Agreement, the provisions contained in the Deed shall prevail to the extent of such conflict or inconsistency and the provisions of this Agreement shall be deemed to be amended to the extent necessary to eliminate such conflict or inconsistency, it being understood that the purpose of this Agreement is to add to, and not detract from, the rights granted to the Creditor under the Deed. If any act or omission of the Pledgor is expressly permitted under the Deed but is expressly prohibited under this Agreement, such act or omission shall be permitted. If any act or omission is expressly prohibited under this Agreement, but the Deed does not expressly permit such act or omission, or if any act is expressly required to be performed under this Agreement but the Deed does not expressly relieve the Pledgor from such performance, such circumstance shall not constitute a conflict or inconsistency between the applicable provisions of this Agreement and the provisions of the Deed.

32. Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed by facsimile or other electronic form of transmission and shall be as effective as delivery by a manually executed copy of this Agreement.

[signatures on the next following page]

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Pledge Agreement

SCHEDULE A

PLEDGOR & PLEDGED PROPERTY INFORMATION

Full legal name: Thaihot Investment Company Limited

Prior names: N/A

Predecessor companies: N/A

Jurisdiction of organization: Cayman Islands

Address of registered office or head office: Offshore Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands.

Pledged Shares:

Certificated Securities

Pledged Issuer	Securities	Certificate Number(s)
Akumin Inc. (NASDAQ/TSX: AKU)	14,223,570 Common Shares	Share Certificate No. GS.452

The Parties acknowledge that following execution of this Agreement, the Pledgor intends to instruct TSX Trust Company to record the transfer of registered ownership of the Pledged Shares to the name of Haitong International Securities Company Limited (“Haitong Securities”) pursuant to a tri-partite agreement to be entered into between Haitong Securities, the Pledgor and the Creditor. Upon such transfer of registered ownership to Haitong Securities, the new share certificate representing in the name of Haitong Securities shall automatically form part of the Collateral, and be deemed to be incorporated in this Schedule “A”. For greater certainty, any retained beneficial interest of the Pledgor shall continue to be charged by the terms of this Agreement and shall continue to constitute Pledged Property for the purposes of this Agreement.

IN WITNESS WHEREOF the undersigned has caused this Agreement to be duly executed as of the date first written above.

THAIHOT INVESTMENT COMPANY LIMITED

By:	/s/ Huang Min
Name:	Huang Min
Title:	Authorized Signatory

Acknowledged and agreed to by:

HAITONG INTERNATIONAL PRODUCTS & SOLUTIONS LIMITED

By:	/s/ Luk Wai Yin
Name:	Luk Wai Yin
Title:	Director / Authorized Signatory

Signature Page	Thaihot Cayman Pledge Agreement